Exhibit 99.3

Nextel Provides Financial Update

-CEO and CFO Certify SEC Filings-
-Retires Additional $733 Million in Domestic Debt and Preferred Securities Since June 30-
-Confirms Operational Trends-

Reston, Va. – August 14, 2002 – Nextel Communications, Inc., (NASDAQ: NXTL), today announced that it has affirmed the accuracy of its recent SEC filings as required by the new SEC order impacting the largest 950 companies.

In addition, Nextel’s second quarter 10-Q filed today provides an update on Nextel’s balance sheet activities indicating that as of August 14, 2002, Nextel has retired an additional $733 million in debt and preferred securities since June 30, 2002 in exchange for 33 million common shares and $205 million in cash. So far in 2002, Nextel has retired a total of $1.83 billion in debt and preferred securities.

“I am very pleased with the progress Nextel is making,” said Tim Donahue, “Nextel continues to opportunistically improve its balance sheet while we pursue smart growth. So far in the third quarter, indications are that our subscriber growth will be consistent with recent quarters while our cash flow is trending upward.”

Tim Donahue, president and chief executive officer, and Paul Saleh, executive vice president and chief financial officer, certified the accuracy of Nextel Communications’ 2001 Annual Report on Form 10-K filed with the Commission on March 29, 2002; all of the company’s subsequent reports on Form 10-Q, all of its subsequent reports on Form 8-K, and its 2002 proxy materials, each filed with the Commission. Submission of the certifications is in response to a June 27, 2002, order by the SEC requiring approximately 950 companies to certify the accuracy of financial reports.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001 and in its Form 10-Qs for the first quarter of 2002 and for the second quarter of 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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